Exhibit 10.22

SATISFACTION AND DISCHARGE OF INDEBTEDNESS PURSUANT TO UNDERWRITING AGREEMENT DATED MAY 6, 2021

JUNE 28, 2023

This Satisfaction and Discharge of Indebtedness (the “Satisfaction and Discharge”) is made and entered into to be effective as of June 28, 2023, by and between Data Knights Acquisition Corp., a Delaware corporation (the “Company”), OneMedNet Corporation, a Delaware Corporation, and EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) (f/k/a Kingswood Capital Markets, division of Benchmark Investments, Inc.).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and EF Hutton are parties to an Underwriting Agreement dated May 6, 2021 (the “Underwriting Agreement”);

WHEREAS, the Sections 1.3 and 3.16 of Underwriting Agreement provide the principal sum of $4,025,000 (the “Deferred Underwriting Commission”) shall be payable to EF Hutton upon the consummation of the Company’s initial business combination, and the Company agreed that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to EF Hutton.

WHEREAS, on April 25, 2022, the Company and OneMedNet Corporation (“OneMedNet”) announced that they signed a definitive business combination agreement that will result at the closing of the business combination in the Company changing its name to OneMedNet Corporation (the “Business Combination”).

WHEREAS, the Business Combination is scheduled to close on or about July __, 2023, at which time, the Deferred Underwriting Commission to EF Hutton would be immediately due and payable.

WHEREAS, the Company and OneMedNet have requested of EF Hutton that in lieu of the Company tendering the full amount of the Deferred Underwriting Commission ($4,025,000) in cash, EF Hutton accept cash and ordinary shares of the Company as satisfaction of the Deferred Underwriting Commission.

WHEREAS, in lieu of collecting the full amount of the Deferred Underwriting Commission in cash at the time of the closing of the Business Combination, EF Hutton hereby agrees to accept as full satisfaction of the Deferred Underwriting Commission, the specific allocated payments of (1) $500,000 in cash at the time of the closing of the Business Combination; (2) a $500,000 promissory note executed by the Company in which it is obligated to pay EF Hutton $83,333.33 in cash on October 1, 2023, November 1, 2023, December 1, 2023; January 1, 2024, February 1, 2024 and March 1, 2024 and (3) 277,778 of newly issued ordinary shares of the Company (the “Ordinary Shares”), which when multiplied by the Market Share Price (as defined below) as of the date of this Agreement equals the “Original Aggregate Share Value”, shall be issued and delivered to EF Hutton upon execution of this Agreement (the “Effective Date”).

For clarity, this Agreement is not intended to, and shall not serve to, affect, modify or amend the Underwriting Agreement and the Deferred Underwriting Commission unless or until the amounts specified in subsection (a) and (b) below are timely paid in full.

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1

EF Hutton shall only acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and will only acknowledge that the Company’s obligations to pay in cash the Deferred Underwriting Commission under the Underwriting Agreement have been satisfied and discharged, if the below conditions occur:

A.	On the closing date of the Business Combination, the Company wires $500,000 to the bank account of EF Hutton;

B.	The Company satisfies the full amount of the $500,000 promissory note due EF Hutton; and

C.	The Company transfers to EF Hutton (or its designees) 277,778 Ordinary Shares, which is equal to the Original Aggregate Share Value as of the Effective Date.

1.2

After the conditions above are satisfied, EF Hutton shall acknowledge the satisfaction and discharge of the Deferred Underwriting Commission, except (i) with respect to those obligations that the Promissory Note provides shall survive the satisfaction and discharge thereof; and (ii) with respect to Article II below.

ARTICLE II

POST-SATISFACTION COMPANY COVENANTS

2.1	After EF Hutton has acknowledged the satisfaction and discharge of the Deferred Underwriting Compensation, the Company irrevocably covenants to perform the following after execution of this Agreement:

A.	Within fifteen (15) days from Effective Date, the Company shall cause to be registered under the Securities Act all of the Ordinary Shares that EF Hutton has requested to be registered.

i.Furthermore, if the aggregate VWAP value of the 277,778 Ordinary Shares that EF Hutton holds as a result of this Satisfaction and Discharge, as of the Registration Confirmation Date is lower than the Original Aggregate Share Value (the difference between the VWAP value on any given date and the Original

Aggregate Share Value, the “Difference in Amount”), then the Company shall compensate EF Hutton either in cash or issuing additional Ordinary Shares at a new value of Ordinary Shares, the (“New Share Price”) in an amount equal to the Difference in Amount on the Registration Confirmation Date. If the Company decides to compensate EF Hutton for the Difference in Amount in issuing additional Ordinary Shares, then the New Share Price shall equal an amount that is the lowest of the VWAP for a period of five (5) trading days immediately prior to the Registration Confirmation Date. The Company will nevertheless proceed to register all or any of the Ordinary Shares EF Hutton has requested to be registered.

B.

Alternatively, if after six (6) months from the Effective Date (the “Six-month Period Date”), the Company has not registered any of EF Hutton’s Ordinary Shares on an effective Registration Statement, then the Company will confirm in writing that such Ordinary Shares are freely sellable under Rule 144. No later than the Six-month Period Date, the Company shall provide EF Hutton a valid legal opinion that its Ordinary Shares are eligible for resale pursuant to Rule 144.

i.Furthermore, if five (5) trading days prior to the Six-month Period Date, the aggregate VWAP value of the 277,778 Ordinary Shares that EF Hutton holds as a result of this Satisfaction and Discharge, is lower than the Original Aggregate Share Value, then the Company shall compensate EF Hutton either in cash or issuing additional Ordinary Shares at a New Share Price in an amount equal to the Difference in Amount on such date. If the Company decides to compensate EF Hutton for the Difference in Amount in issuing additional Ordinary Shares, then the New Share Price of such additional Ordinary Shares shall equal an amount that is the lowest of the VWAP for a period of five (5) trading days immediately prior to the five (5) trading days before the Six-month Period Date.

ARTICLE II

MISCELLANEOUS PROVISIONS

3.1 This Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York.

3.2 This Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

3.3

The Company hereby acknowledges and agrees that EF Hutton shall be entitled to all of their rights, protections, indemnities and immunities in connection with their execution of this Satisfaction and Discharge and the performance of any obligations hereunder or in connection herewith.

3.4	For purposes of this Agreement, the following terms shall have the following meanings:

“Market Price Per Share” or “Market Share Price” means the most recent previous close price of a single Ordinary Share of the Company as listed on the Principal Market.

“Principal Market” means the Nasdaq Global Market.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

IN WITNESS WHEREOF, EF Hutton and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

EF HUTTON,
DIVISION OF BENCHMARK INVESTMENTS, LLC

By:
Name: Sam Fleischman
Title: Supervisory Principal

DATA KNIGHTS ACQUISITION CORP.

By:
Name: Barry Anderson
Title: Chief Executive Officer

ONEMEDNET CORPORATION

By:
Name:
Title: Chief Executive Officer